Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 20, 2004, relating to the financial statements and financial highlights which appears in the June 30, 2004 Annual Report to Shareholders of AllianceBernstein Blended Style Series, Inc.-U.S. Large Cap Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.





PricewaterhouseCoopers LLP
New York, New York
October 26, 2004